UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report  (Date of earliest event reported)  February 10, 2010

ARES CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	000-50697	33-1089684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 Park Avenue, 22nd Floor, Building East, New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.              Regulation FD Disclosure

On February 10, 2010, Ares Capital Corporation (the “Company”) sold 1,957,993 shares of its common stock to Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, BB&T Capital Markets, a division of Scott & Stringfellow, LLC, BMO Capital Markets Corp., Deutsche Bank Securities, Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC (the “Underwriters”) pursuant to the Underwriters’ exercise in part of their overallotment option.  The Company granted the overallotment option to the Underwriters in connection with its public offering of 21,000,000 shares of common stock completed on February 1, 2010.  No additional shares will be available for purchase by the Underwriters pursuant to the overallotment option because they have agreed to surrender and terminate all rights with respect to any remaining shares available under the overallotment option.

The sale of the 1,957,993 shares raised approximately $23.7 million in net proceeds, bringing the total net proceeds of the offering to approximately $277.5 million after deducting the underwriting discount and estimated offering expenses.  The Company expects to use the net proceeds to repay outstanding indebtedness and for general corporate purposes, including to fund investments in its investment backlog and pipeline.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit Number	Description

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES CAPITAL CORPORATION

Date: February 10, 2010

	By:	/s/ Richard S. Davis
	Name:	Richard S. Davis
	Title:	Chief Financial Officer